                         [C-3D DIGITAL, INC. LETTERHEAD]

                                                                     EXHIBIT 4.7


AMENDMENT TO AGREEMENT

This Amendment to Agreement ("Amendment"), is made and entered into this 16th day of February, 2001, by and between Chequemate International, Inc., a Utah corporation, ("Chequemate"), and Scott Applegate and Capital Plus, ("SACP"), upon the following premises:

A. On August 9, 2000, Chequemate and SACP entered into an agreement (the "Agreement"), under the terms of which Chequemate issued to SACP a total of 61,150 shares of Chequemate's restricted common stock, in consideration of an assignment by SACP of their interest in a lease between CapitalPlus, Lessor and TEN Private Cable, Lessee. Under the terms of the Agreement, Chequemate agreed to Form S-3 registration statement (the "registration statement") to register the above shares.

B. Because of various difficulties experienced by Chequemate over the past few months, Chequemate has not been able to complete and file a registration statement as contemplated, but is now prepared to do so, subject to obtaining the consent of SACP and other parties to be included in the registration statement.

C. The parties have agreed to enter into this Amendment, in order to amend the provision referred to above, to allow Chequemate additional time to file the registration statement.

NOW, THEREFORE, upon these premises and for good and valuable consideration, the adequacy of which is hereby acknowledged, the parties agree as follows:

1. Chequemate shall have 30 days from the date of execution of this Amendment, to make the initial filing of the registration statement with the U.S. Securities and Exchange Commission ("SEC"). Thereafter, Chequemate agrees to exercise its best efforts to prepare such amendments to the registration statement, and to diligently undertake such additional work as may be necessary to appropriately respond to the comments of the staff of the SEC, and to completely and accurately update the registration statement in all material respects, as of a recent practicable date, to attempt to obtain effectiveness of the registration statement as soon as reasonably practicable. SACP understands and acknowledges that Chequemate is unable to make any covenants or representations as to the effective date of the registration statement with the SEC. Chequemate shall include in such registration statement, the additional 121,850 shares of common stock to be issued to SACP pursuant to paragraph 2 below.

2. In consideration of the extension granted above, and consistent with the intent of the Agreement, Chequemate agrees to immediately issue to SACP, an additional 121,850 shares of Chequemates's restricted common stock, for a total of 183,000 shares to be issued to SACP (the "Shares"). The Shares shall have a gross value of $183,000, based on a market value of $1.00 per share, subject to adjustments as set forth in this paragraph. If on the date which is five (5) business days following the date Chequemate's registration statement, described in paragraph 1 above, is declared effective by the SEC (the "repricing date"), the average closing bid price of the Company's common stock, as reported by the American Stock Exchange, for the five (5) business days prior to the repricing date, is less than $1.00 per share, the Company shall issue to SACP the number of additional shares necessary for SACP to receive a total value of $183,000, based on such average closing bid price for such five (5) day period. However, in no event shall SACP receive shares in excess of a total of 600,000 shares at the repricing date.

3. Following the repricing date described in the above paragraph, and in the event Chequemate at any time proposes to file on its behalf or on behalf of any of its shareholders, a registration statement under the Securities Act of 1933 (the "Act") in any form (the "subsequent registration statement"), but not including a registration statement on Form S-4 or S-8, or any successor form, for any class of stock that is the same as, or similar to the stock issued pursuant to the above paragraph, it will give written notice of such proposed subsequent registration statement, setting forth the terms of the proposed offering and such other information as SACP may reasonably request, at least thirty (30) days before the initial filing with the SEC of such subsequent registration statement, and offer to include in such filing the stock, or any portion thereof, issued pursuant to the above paragraph as SACP may request. If SACP desires to include all or any of the shares issued pursuant to the above paragraph in the subsequent registration statement, SACP will advise Chequemate in writing within thirty (30) days after the receipt of such notice from Chequemate, setting forth the amount of such stock for which registration is requested. Chequemate will be required thereafter to include in such filing the amount of stock for which registration is so requested, and will use its best efforts to effect registration under the Act. CHEQUEMATE HEREBY COVENANTS THAT IN THE NEXT SIX-MONTH PERIOD IT WILL FILE A REGISTRATION STATEMENT AS TO WHICH THE SHARES DESCRIBED IN THE REPRICING DATE WILL BE INCLUDED.

4. Additionally, on the closing of this Agreement, Chequemate will provide SACP with a note in the full-negotiated value of $183,000. This note will stays in effect until SACP receives the gross value of $183,000 in free trading shares. At such time, the note will be canceled in full.

5. In consideration of the undertaking set forth in paragraph 1 above, SACP agrees to waive and release any claim it may have against Chequemate for failure to file a registration statement prior to the date hereof.

6. SACP agrees to provide such Chequemate with such information and documentation, as may be reasonably requested in connection with the registration statement(s) and other filings with the SEC.

IN WITNESS WHEREOF, the parties to this Amendment have duly executed it as of the date and year first above written.

CHEQUEMATE INTERNATIONAL, INC.

/s/ Chandos Mahon
-------------------------
By: Chandos Mahon
Its: Chief Operating Officer



Scott Applegate

/s/ Scott W. Applegate
-------------------------
By: Scott W. Applegate
Its: